================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14A-101)

                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT  [ ]

FILED BY A PARTY OTHER THAN THE REGISTRANT  [X]

CHECK THE APPROPRIATE BOX:

[ ]   PRELIMINARY PROXY STATEMENT
[ ]   DEFINITIVE PROXY STATEMENT            [ ]  CONFIDENTIAL, FOR USE OF THE
[ ]   DEFINITIVE ADDITIONAL MATERIALS            COMMISSION ONLY (AS PERMITTED)
[X]   SOLICITING MATERIAL PURSUANT TO            BY RULE 14A-6(E)(2)
      RULE 14A-12


                                    ICO, INC.
--------------------------------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                           TRAVIS STREET PARTNERS, LLC
--------------------------------------------------------------------------------
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)



PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

[X]  NO FEE REQUIRED.

[ ] FEE COMPUTED ON TABLE BELOW PER EXCHANGE ACT RULES 14A-6(I)(4) AND 0-11.

      (1)   TITLE OF EACH CLASS OF SECURITIES TO WHICH TRANSACTION APPLIES:
            NOT APPLICABLE

      --------------------------------------------------------------------------
      (2) AGGREGATE NUMBER OF SECURITIES TO WHICH TRANSACTION APPLIES: NOT APPLICABLE.

      --------------------------------------------------------------------------
      (3)   PER UNIT PRICE OR OTHER UNDERLYING VALUE OF TRANSACTION
            COMPUTED PURSUANT TO EXCHANGE ACT RULE 0-11 (SET FORTH THE
            AMOUNT ON WHICH THE FILING FEE IS CALCULATED AND STATE HOW
            IT WAS DETERMINED): NOT APPLICABLE.

      --------------------------------------------------------------------------


77968.0003
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      (4)   PROPOSED MAXIMUM AGGREGATE VALUE OF TRANSACTION:  NOT APPLICABLE.

      --------------------------------------------------------------------------
      (5)   TOTAL FEE PAID:  NOT APPLICABLE.

      --------------------------------------------------------------------------

[ ]  FEE PAID PREVIOUSLY WITH PRELIMINARY MATERIALS:

[ ] CHECK BOX IF ANY PART OF THE FEE IS OFFSET AS PROVIDED BY EXCHANGE ACT RULE 0-11(A)(2) AND IDENTIFY THE FILING FOR WHICH THE OFFSETTING FEE WAS PAID PREVIOUSLY. IDENTIFY THE PREVIOUS FILING BY REGISTRATION STATEMENT NUMBER, OR THE FORM OR SCHEDULE AND THE DATE OF ITS FILING.

      (1)       AMOUNT PREVIOUSLY PAID:  NOT APPLICABLE.

      --------------------------------------------------------------------------
      (2)       FORM, SCHEDULE OR REGISTRATION STATEMENT NO.:  NOT APPLICABLE.

      --------------------------------------------------------------------------
      (3)       FILING PARTY:  NOT APPLICABLE.

      --------------------------------------------------------------------------
      (4)       DATE FILED:  NOT APPLICABLE.

      --------------------------------------------------------------------------

TSP home

Press releases

ICO proxy contests FAQs

Yahoo message board

SEC filings

Proxy materials

About us

On February 1, 2001, we sent a letter to ICO which enhances and extends its previous offer to acquire ICO Inc. Click here to read the text of the letter. Click here to read the text of the accompanying press release.

In response to a Schedule 13D filing by a group led by Dr. Asher "Al" O. Pacholder and Sylvia A. Pacholder, TSP issued a press release dated January 31, 2001. Click here to read the text of the press release.

On January 29, 2001, we sent a letter to ICO requesting, in accordance with our rights as a 5% shareholder under Texas law, that ICO provide us with certain information relating to compensation and payments made to certain members of ICO senior management and certain ICO board members. Click here to see the press release.

On January 26, 2001, we posted a list of FAQs regarding our proxy contest here on our site and also provided links from the ICOC board on Yahoo to our FAQ page. Feel free to send us your questions.

On January 24, 2001, we filed our revised preliminary proxy materials with the SEC, which include a wide variety of supporting data which we believe fully substantiate the claims made in our proxy statement.

On January 23, 2001, we released a letter to ICO's Board of Directors, detailing our concerns with a variety of transactions involving ICO's SEC disclosures and the issuance of voting rights to Dr. Asher O. Pacholder and Ms. Sylvia A. Pacholder. Click here to see the accompanying press release.

On January 19, 2001, we responded to ICO's January 18, 2001 letter to us, which accused TSP of "extortion" for offering to make a fully-financed all-cash offer for ICO stock. Click here for the press release or click here to read the letter.


                                      *****

                         CERTAIN ADDITIONAL INFORMATION

The participants in the proposed solicitation of proxies ("TSP Participants") are TSP and the following persons who are, or have funded capital contributions of, members of TSP: Chris N. O'Sullivan, Timothy J. Gollin, Christopher P. Scully, A. John Knapp, James D. Calaway, Charles T. McCord, III, a joint venture between McCord and Calaway, John V. Whiting, Freeman Capital Management LLC, Robert Whiting, Randall Grace, R. Allen Schubert and Stephen F. Martin. In aggregate, the TSP Participants beneficially own 1,158,300 shares of ICO's common stock or 5.11% of such shares outstanding (based on ICO's Annual Report on Form 10-K for the fiscal year ended September 30, 2000). TSP has filed a preliminary proxy statement with the Securities and Exchange Commission (SEC) in connection with a proposed solicitation that the TSP Participants may make with respect to shareholder proxies for the 2001 Annual Meeting of Shareholders of ICO. The Preliminary Proxy Statement contains important information, including additional information about the views and members of TSP as well as the individuals that TSP intends to nominate for election to the ICO Board of Directors. You should read the Preliminary Proxy Statement in its entirety. It can be obtained at no charge on the SEC's web site at http://www.sec.gov or by requesting a copy from MacKenzie Partners, Inc., (212) 929-5500 (call collect) or (800) 322-2885 (toll-free).

TRAVIS STREET PARTNERS,  LLC                                  910 TRAVIS STREET
                                                                     SUITE 2150
                                                           HOUSTON, TEXAS 77002
                                                               FAX 713 759 2040
                                                               tel 713 759 2030

                                                   WWW.TRAVISSTREETPARTNERS.COM

VIA FAX AND COURIER

February 1, 2001

Dr. Asher "Al" O. Pacholder
Chairman and Chief Financial Officer
ICO Inc.
11490 Westheimer
Suite 1000
Houston, TX 77077

Dear Dr. Pacholder:

As we have previously informed you in our offer letter dated December 20, 2000 (the "Original Offer Letter"), Travis Street Partners, LLC ("TSP") is prepared to make an offer to acquire ICO at a price of $2.85 per common share, subject to due diligence, the waiver of ICO's poison pill, and other terms and conditions specified in the Offer Letter.

While we regret that ICO has yet to respond to the economic terms of our proposal, in accordance with your stated desire to have more time to consider our offer, we hereby extend the term for you to respond to the Original Offer Letter, as modified hereby (as modified, the "Offer Letter") to 5:00pm, Friday, February 23, 2001. The business proposals outlined in the Offer Letter may be modified at any time by subsequent communication from TSP.

This letter further amplifies and modifies the Original Offer Letter as follows:

      1. Subject to ICO's agreement to a transaction substantially in accordance with the terms of the Offer Letter, TSP is prepared to make an offer to purchase all of ICO's outstanding common stock (trading under the ticker symbol ICOC) at a price (the "Base Price") of $2.85 per Common Share, a premium of more than 82% to the closing market price as of the date of the Original Offer Letter.

      2. Subject to ICO's agreement to a transaction substantially in accordance with the terms of the Offer Letter, TSP is also prepared to make an offer to purchase, or to cause ICO to offer to purchase, as part of such transaction, all of ICO's outstanding Depositary

            Shares (trading under the ticker symbol ICOCZ) at a price of $20.00 per Depositary Share, each representing one quarter of a share of preferred stock, which is a premium of more than 40% to the closing market price of this issue on January 30, 2001.

      3. In the event that ICO's Board of Directors consents to the transactions we have proposed, including the purchase of ICO's common stock and Depositary Shares, and the transactions are consummated, TSP intends to cause ICO to comply fully with the terms of the indenture for ICO's outstanding 10-3/8% Senior Notes.

      4. ICO has stated publicly that it expects to report "significant developments" in its business. In an attempt to recognize any shareholder value created through such "significant developments", if any, TSP is prepared to make an offer to pay an additional premium (the "Premium" and, together with the Base Price, the "Total Price") of $0.20 per share for each $1 million of EBITDA above $10 million generated by the Company during its first fiscal quarter. (The Company generated nearly $10 million in EBITDA during fourth quarter of FY2000, according to your public disclosures.) For illustration, if the Company generated $13 million of EBITDA during its first fiscal quarter ended December 31, 2000 and agreed to a transaction next week, TSP would be prepared to offer to pay shareholders a Base Price of $2.85 per share, plus a Premium of $0.60 per share, for a Total Price of $3.45.

      5. The Total Price would be subject to adjustment for changes in ICO's net working capital position as well as material changes in ICO's financial condition or prospects since September 30, 2000.

      6. As you have written, proxy fights are costly and time-consuming. TSP reserves the right to reduce the Base Price or Premium in recognition of the impairment of value to the Company or TSP that may result from continued delays by ICO's Board of Directors in addressing our proposals.

      7. Our offers would be subject to the same conditions specified in the Original Offer Letter, except that neither this letter nor the Original Offer Letter are required to be held confidential.

We look forward to your early reply.

Very truly yours,



TRAVIS STREET PARTNERS, LLC
Timothy J. Gollin,  Manager

TRAVIS STREET PARTNERS,  LLC                                  910 TRAVIS STREET
                                                                     SUITE 2150
                                                          HOUSTON,  TEXAS 77002
                                                               FAX 713 759 2040
                                                               tel 713 759 2030

                                                   WWW.TRAVISSTREETPARTNERS.COM

FOR IMMEDIATE RELEASE

TRAVIS STREET PARTNERS LLC IMPROVES BID FOR ICO

Houston, February 1, 2001 - Travis Street Partners, LLC. ("TSP") today disclosed it has extended its proposal to purchase ICO, Inc. (NASDAQ: ICOC) through February 23, 2001. TSP also disclosed its proposal to increase its $2.85 per share offer by $0.20 per share for increases in EBITDA over $10 milion generated by ICOC during its first fiscal quarter 2001, which ended on December 31, 2000. ICO's EBITDA for its last fiscal quarter 2000 was $10 million. TSP also provided other new details of its offer, including a proposal to have ICO offer to purchase ICO's Depositary Shares (NASDAQ: ICOCZ) at a price of $20 per share.

 "We have consistently said that TSP wants to offer a fair price to shareholders," said Chris O'Sullivan, a TSP manager. "Since ICO's management refuses to open its books to help us improve our offer to shareholders, we have decided to show shareholders that we have decided to show shareholders that we are willing to pay a higher price to recognize improvement in the company's economic performance." The text of the February 1, 2001 TSP letter can be read on TSP's website at http://www.travisstreetpartners.com/frameFeb1letter.htm.

Last week, in a letter to shareholders about "significant and exciting developments" at ICO apparently unrelated to the TSP Offer and proxy fight, Dr. Asher "Al" O. Pacholder, ICO's chairman and CFO, told shareholders he was "excited" about ICO's prospects, and that ICO was working hard to "unlock" shareholder value through its engagement of an investment banker. ICO shares are currently trading at 52 week highs. In the weeks prior to the TSP Offer, ICO shares were trading at 52 week lows.

"We welcome Dr. Pacholder's current enthusiasm for increasing shareholder value," said O'Sullivan. "Our letter today clearly demonstrates our own straightforward dollars-and-cents commitment to deliver that value in cash to ICO shareholders."

In recent weeks, TSP has pointed out numerous ways in which the interests of Dr. Pacholder and his wife Sylvia A. Pacholder, the company's president and CEO, diverge from those of shareholders. Although Dr. and Mrs. Pacholder control ICO through various arrangements relating to voting rights, they personally own less than 1% of the Company's stock. The five members of the Pacholder family at ICO received more than $1.6 million in compensation during FY2000, an amount which was five times the Company's FY2000 earnings of $325,000 and 60% greater than the same group's compensation in FY1999.

Over the last five years, under the Pacholders, ICO has lost more than $17 million, decreased its tangible net worth per share by 80%, and vastly increased both its debt and its interest costs. During this period, the Company made numerous poorly-performing acquisitions. In at least eight of these acquisitions, the Pacholders personally obtained voting rights, or purported to enter into voting agreements, which resulted in their controlling as much as 26% of ICO stock while their economic investment remained at less than 1%.

Last year, ICO even amended its employee 401(k) plans so that voting rights were shifted from employees to ICO itself. (ICO employees regained their voting rights only last week after TSP commenced its proxy fight.)

TSP has offered $2.85 per share to acquire ICO, an 82% premium to ICO's share price prior to the TSP offer and a 185% premium to ICO's December low. Additionally, TSP has initiated a proxy fight to elect three directors to ICO's board. Their primary agenda, if elected, will be to press for a sale of ICO to the highest bidder. TSP has pledged that its directors will instruct the ICO audit committee to review compensation and other benefits received by Company senior management.

Other information about the TSP offer and proxy contest is available at www.travisstreetpartners.com. Shareholders wishing to provide information about their shareholdings should contact TSP by email at info@travisstreetpartners.com, providing their name, number of shares held, and contact information.

                                    * * * * *

                         CERTAIN ADDITIONAL INFORMATION

The participants in the proposed solicitation of proxies ("TSP Participants") are TSP and the following persons who are, or have funded capital contributions of, members of TSP: Chris N. O'Sullivan, Timothy J. Gollin, Christopher P. Scully, A. John Knapp, James D. Calaway, Charles T. McCord, III, a joint venture between McCord and Calaway, John V. Whiting, Freeman Capital Management LLC, Robert Whiting, Randall Grace, R. Allen Schubert and Stephen F. Martin. In aggregate, the TSP Participants beneficially own 1,158,300 shares of ICO's common stock or 5.11% of such shares outstanding (based on ICO's Annual Report on Form 10-K for the fiscal year ended September 30, 2000). TSP has filed a preliminary proxy statement with the Securities and Exchange Commission (SEC) in connection with a proposed solicitation that the TSP Participants may make with respect to shareholder proxies for the 2001 Annual Meeting of Shareholders of ICO. The Preliminary Proxy Statement contains important information, including additional information about the views and members of TSP as well as the individuals that TSP intends to nominate for election to the ICO Board of Directors. You should read the Preliminary Proxy Statement in its entirety. It can be obtained at no charge on the SEC's web site at http://www.sec.gov or by requesting a copy from MacKenzie Partners, Inc., (212) 929-5500 (call collect) or (800) 322-2885 (toll-free).


##

TRAVIS STREET PARTNERS,  LLC                                  910 TRAVIS STREET
                                                                     SUITE 2150
                                                           HOUSTON, TEXAS 77002
                                                               FAX 713 759 2040
                                                               tel 713 759 2030

                                                   WWW.TRAVISSTREETPARTNERS.COM

VIA FAX AND COURIER

February 1, 2001

Dr. Asher "Al" O. Pacholder
Chairman and Chief Financial Officer
ICO Inc.
11490 Westheimer
Suite 1000
Houston, TX 77077

Dear Dr. Pacholder:

As we have previously informed you in our offer letter dated December 20, 2000 (the "Original Offer Letter"), Travis Street Partners, LLC ("TSP") is prepared to make an offer to acquire ICO at a price of $2.85 per common share, subject to due diligence, the waiver of ICO's poison pill, and other terms and conditions specified in the Offer Letter.

While we regret that ICO has yet to respond to the economic terms of our proposal, in accordance with your stated desire to have more time to consider our offer, we hereby extend the term for you to respond to the Original Offer Letter, as modified hereby (as modified, the "Offer Letter") to 5:00pm, Friday, February 23, 2001. The business proposals outlined in the Offer Letter may be modified at any time by subsequent communication from TSP.

This letter further amplifies and modifies the Original Offer Letter as follows:

      8. Subject to ICO's agreement to a transaction substantially in accordance with the terms of the Offer Letter, TSP is prepared to make an offer to purchase all of ICO's outstanding common stock (trading under the ticker symbol ICOC) at a price (the "Base Price") of $2.85 per Common Share, a premium of more than 82% to the closing market price as of the date of the Original Offer Letter.

      9. Subject to ICO's agreement to a transaction substantially in accordance with the terms of the Offer Letter, TSP is also prepared to make an offer to purchase, or to cause ICO to offer to purchase, as part of such transaction, all of ICO's outstanding Depositary

            Shares (trading under the ticker symbol ICOCZ) at a price of $20.00 per Depositary Share, each representing one quarter of a share of preferred stock, which is a premium of more than 40% to the closing market price of this issue on January 30, 2001.

      10. In the event that ICO's Board of Directors consents to the transactions we have proposed, including the purchase of ICO's common stock and Depositary Shares, and the transactions are consummated, TSP intends to cause ICO to comply fully with the terms of the indenture for ICO's outstanding 10-3/8% Senior Notes.

      11. ICO has stated publicly that it expects to report "significant developments" in its business. In an attempt to recognize any shareholder value created through such "significant developments", if any, TSP is prepared to make an offer to pay an additional premium (the "Premium" and, together with the Base Price, the "Total Price") of $0.20 per share for each $1 million of EBITDA above $10 million generated by the Company during its first fiscal quarter. (The Company generated nearly $10 million in EBITDA during fourth quarter of FY2000, according to your public disclosures.) For illustration, if the Company generated $13 million of EBITDA during its first fiscal quarter ended December 31, 2000 and agreed to a transaction next week, TSP would be prepared to offer to pay shareholders a Base Price of $2.85 per share, plus a Premium of $0.60 per share, for a Total Price of $3.45.

      12. The Total Price would be subject to adjustment for changes in ICO's net working capital position as well as material changes in ICO's financial condition or prospects since September 30, 2000.

      13. As you have written, proxy fights are costly and time-consuming. TSP reserves the right to reduce the Base Price or Premium in recognition of the impairment of value to the Company or TSP that may result from continued delays by ICO's Board of Directors in addressing our proposals.

      14. Our offers would be subject to the same conditions specified in the Original Offer Letter, except that neither this letter nor the Original Offer Letter are required to be held confidential.

We look forward to your early reply.

Very truly yours,



TRAVIS STREET PARTNERS, LLC
Timothy J. Gollin,  Manager